FOR IMMEDIATE RELEASE

August 2, 2007

MILLENNIUM BANKSHARES REPORTS 2ND QUARTER AND YTD RESULTS

Reston, VA – August 2, 2007 – Millennium Bankshares Corporation (Nasdaq: MBVA) today announced a net loss of $251,000 for the quarter ended June 30, 2007, or $(0.03) per diluted share, versus net income of $834,000, or $0.09 per diluted share, for the same period in 2006. For the six months ended June 30, 2007, Millennium reported net income of $330,000, or $0.04 per diluted share compared with net income of $1.661 million, or $0.18 per diluted share, for the same period last year.

Earnings were negatively impacted in the second quarter by a significantly higher loan loss provision due to loan grading changes in our commercial loan portfolio and a decline in net interest income due in large measure from the effect of placing $11.6 million in loans held for sale on nonaccrual status during the quarter.

Richard I. Linhart, who joined Millennium as its new President and Chief Executive Officer on July 18, 2007, said, “A comprehensive review of our commercial loan portfolio was recently completed. This resulted in 26 loans totaling $27.3 million being downgraded due to missing or stale documentation or change in the borrower’s financial condition. $2.5 million in commercial loans were also placed on nonaccrual during the quarter. While the downgrading does not necessarily indicate a loss will be incurred, we were required to increase our allowance for loan losses based on the quantitative and qualitative factors considered when determining allowance adequacy. Improving our asset quality is our number one priority in the short term. We are working to cure these documentation deficiencies and take additional appropriate measures required to restore or improve the loan grading. To the extent the deficiencies can, and are cured, there should be direct positive correlation on the required allowance for loan losses going forward.”

Mr. Linhart further explained, “In addition to the above, we have completed the evaluation of the fair value of the loans held for sale portfolio at June 30, 2007. Concurrent with this evaluation, $11.6 million of mortgages that are being foreclosed upon were put on nonaccrual status. This had the effect of a one-time reversal of accrued interest in the amount of $596,000 during the second quarter. Based on the results of the evaluation, management determined that the valuation allowance at June 30, 2007, which was established by a previous charge to earnings taken in 2006, continued to remain adequate. Of course, we will begin, and hope to consummate, a number of foreclosure sales in the third quarter and the results of the sales will either validate our reserve to date, or indicate additional reserves will be required. At June 30, 2007, we had $8.5 million of loans in the held for sale portfolio that were not past due. As these loans continue to perform satisfactorily during the balance of this year, these loans should become more saleable and we expect to sell all the performing loans as quickly as possible.”

The after-tax effect on second quarter earnings for the additional provision for loan losses required due to the loan downgrades and the interest reversal on the held for sale loans placed on nonaccrual was approximately $708,000.

Balance Sheet Overview

Comparing June 30, 2007 to December 31, 2006, investments increased 12% as the Company executed an investment leveraging strategy, funded by FHLB advances, designed to further improve its overall risk profile. Net loans increased just 4%, as production did not keep pace with runoff. Loans held for sale decreased by $16.6 million as the previously announced wind-down of the mortgage operations continued. Total deposits decreased by 19% while borrowings increased by $62.0 million, as the Company actively allowed the runoff of higher cost certificates of deposit in an effort to stabilize its net interest margin. The Company’s ratio of equity to assets stood at 8.15% at June 30, 2007, up from 8.04% at December 31, 2006.

Non-GAAP Presentations

This press release also refers to the efficiency ratio, which is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operating efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently.

Forward-Looking Statements

This news release contains comments, information and guidance that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include a failure to maintain effective systems of internal and disclosure control, management changes, changes in estimates regarding loss exposure from the wind down of mortgage operations and subsequent disposition of remaining held for sale loans, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies and litigation; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Millennium Bankshares with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. Millennium Bankshares undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Millennium Bankshares

Millennium Bankshares Corporation is a financial holding company headquartered in Reston, Virginia. It was incorporated in 1998 and began operations in April 1999. Millennium provides commercial and consumer banking services through Millennium Bank, National Association. Millennium Bank is a nationally chartered community bank with six banking offices – four in Northern Virginia (Reston, Herndon, Sterling and Warrenton) and two in Richmond, Virginia (Broad Street and Colonial Heights). The bank provides a broad range of commercial and retail banking services designed to meet the needs of businesses and consumers in the communities it serves. The Company’s internet address is www. millenniumbankshares.com.

Contacts:

Richard I. Linhart, President and CEO

(703) 464-1966

Dale G. Phelps, EVP and CFO

(703) 464-1962

Millennium Bankshares Corporation
Financial Highlights
(Unaudited)

	Three Months Ended			Six Months Ended
(Dollars in thousands, except per share data)	June 30,		%	June 30,		%
	2007	2006	Change	2007	2006	Change
Operations
Interest income (1)	$8,284	$6,703	23.6	16,785	12,946	29.7
Interest expense (1)	5,699	3,880	46.9	11,325	7,117	59.1
Net interest income	2,585	2,823	(8.4)	5,460	5,829	(6.3)
Provision for loan losses (1)	618	55	1,023.6	873	55	1487.3
Net interest income after provision
for loan losses	1,967	2,768	(28.9)	4,587	5,774	(20.6)
Other income (loss)(1)	346	442	(21.7)	717	832	(13.8)
Operating expense (1)	2,761	2,455	12.5	5,282	4,999	5.7
Income (loss) from continuing operations before income taxes	(448)	755	(159.3)	22	1,607	(98.6)
Income tax expense (1)	(357)	118	(402.5)	(360)	292	(223.3)
Income (loss) from continuing operations	(91)	637	(114.3)	382	1,315	(71.0)
Income (loss) from discontinued operations (net of tax)	(160)	197	(181.2)	(52)	346	(115.0)
Net income	(251)	834	(130.1)	330	1,661	(80.1)

Per Share Data
Basic earnings per share from continuing operations	(0.01)	0.07	(114.3)	0.04	0.15	(73.3)
Diluted earnings per share from continuing operations	(0.01)	0.07	(114.3)	0.04	0.14	(71.4)
Basic earnings per share from discontinued operations	(0.02)	0.02	(200.0)	(0.01)	0.04	(125.0)
Diluted earnings per share from discontinued operations	(0.02)	0.02	(200.0)	(0.01)	0.04	(125.0)
Basic earnings per share	(0.03)	0.09	(133.3)	0.04	0.19	(78.9)
Diluted earnings per share	(0.03)	0.09	(133.3)	0.04	0.18	(77.8)
Book value per share	5.11	5.30	(3.6)
Closing stock price	8.55	8.77	(2.5)
Weighed average shares-Basic	8,926,291	8,903,595		8,926,291	8,888,339
Weighted average shares-Diluted	9,144,158	9,126,700		9,166,084	9,116,156

Selected Average Balance Sheet Data
Investments	203,368	148,873	36.6	194,920	142,223	37.1
Loans, net of deferred fees (including loans held for sale)	325,528	272,396	19.5	326,421	267,446	22.1
Total assets	555,664	448,424	23.9	561,906	434,134	29.4
Deposits	393,127	324,990	21.0	423,175	307,551	37.6
Borrowings	111,931	72,597	54.2	86,929	76,181	14.1
Shareholders' equity	47,271	47,578	(0.6)	47,302	47,826	(1.1)

Performance Ratios
Return on average assets	(0.18)%	0.75%		0.12%	0.77%
Return on average equity	(2.13)%	7.03%		1.41%	7.00%
Net interest margin	2.04%	2.93%		2.23%	3.10%
Efficiency ratio	84.50%	71.09%		78.07%	71.38%
Nonperforming assets to total assets (2)	1.74%	0.48%
Net charge-offs to average loans	0.35%	-0.01%		0.17%	-0.01%
Allowance for loan losses to loans held for investment	1.30%	1.10%

	June 30,	December 31,
Selected Balance Sheet Data	2007	2006
Investments	192,678	172,703	11.6
Loans, net of allowance for loan losses	305,910	295,057	3.7
Loans, held for sale, net of valuation reserve	21,177	37,728	(43.9)
Total assets	559,469	591,542	(5.4)
Deposits	392,957	482,729	(18.6)
Borrowings	117,905	55,900	110.9
Shareholders' equity	45,575	47,552	(4.2)

(1) Conforms prior periods for discontinued operations presentation.
(2) Excludes $14.0 million in nonperforming held for sale loans at June 30, 2007 for which separate fair value reserves have been established.